Exhibit 10.10

Execution Version
FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of June 30, 2009, by and between HB SERVICE, LLC, a Delaware limited liability company (the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with its principal office in Charlotte, North Carolina (the “Bank”) and the other Persons party hereto for the purposes set forth herein.
BACKGROUND STATEMENT
     A. The Borrower and the Bank are parties to a Credit Agreement, dated as of June 25, 2008 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), pursuant to which the Bank has made available to the Borrower a revolving credit facility in the aggregate principal amount of $15,000,000. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
     B. The Borrower is currently in default under the Credit Agreement as a result of the Events of Default set forth on Schedule A hereto which have occurred and are continuing as of the date hereof (collectively, the “Specified Events of Default”). The Borrower has requested that the Bank waive the Specified Events of Default. The Bank has agreed to waive the Specified Events of Default as set forth herein.
     C. The Borrower has requested that certain amendments be made to the Credit Agreement. The Bank has agreed to amend the Credit Agreement as requested by the Borrower as set forth herein.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 Amendment to Section 1.1 (Defined Terms).
          (a) The Borrower and the Bank hereby agree that the definition of “Revolving Credit Termination Date” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Revolving Credit Termination Date” shall mean the date of the earliest to occur of the following: (i) September 30, 2009; (ii) the date on which the Bank makes demand for payment of the Revolving Loans in accordance with Article VIII; (iii) such date of termination as is mutually agreed upon by the Bank and the Borrower; and (iv) the date after all Obligations have been paid in full and the Bank is no longer obligated to make Revolving Loans hereunder.
ARTICLE II
WAIVER
     Based upon the representations and warranties contained herein, the Bank hereby waives the Specified Events of Default and any remedy the Bank would be entitled to as a result thereof. This waiver is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or a waiver of any Default or Event of Default except as expressly set forth herein with respect to the Specified Events of Default.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants that:
     3.1 Representations in Credit Agreement. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties relate solely to or are specifically expressed as of a particular date or period.
     3.2 Compliance with Credit Agreement. After giving effect to this Amendment, the Borrower is in compliance with all covenants, terms and provisions set forth in the Credit Agreement to be observed or performed by it.
     3.3 Due Authorization. This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and each of this Amendment, and the Credit Agreement, constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms and each of the other Credit Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.
     3.4 No Event of Default. Except for the Specified Events of Default that are being waived pursuant to this Amendment, no Default or Event of Default under any of the Credit Documents has occurred or is continuing.

2

     3.5 No Defenses. The Borrower does not have any right of setoff, counterclaim, or defense to payment of its respective liabilities or obligations under the Credit Agreement. The Bank hereby expressly reserves all rights and remedies it may have against the Borrower and all other Persons who may be or may hereafter become secondarily liable for the repayment of the obligations under the Credit Agreement.
ARTICLE IV
COVENANTS
     4.1 Delivery of Audited Financial Statements. On or prior to July 31, 2009, the Borrower shall deliver to the Bank an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of the Fiscal Year ending December 31, 2008, and audited consolidated statements of income and cash flows for HB Service and its Subsidiaries for such Fiscal Year, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, each prepared by an independent certified public accountant reasonably acceptable to the Bank, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and each accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Borrower or its Subsidiaries or with respect to accounting principles followed by such entity or its Subsidiaries not in accordance with GAAP.
     4.2 Delivery of Compliance Certificate. Concurrently with the delivery of the financial statements described in Section 4.1, the Borrower shall deliver to the Bank a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI of the Credit Agreement as of the last day of the period covered by such financial statements, executed by the president or chief financial officer of the Borrower.
ARTICLE V
CONDITIONS TO EFFECTIVENESS
     This Amendment shall become effective as of the date hereof upon the satisfaction of each of the following conditions precedent:
     (a) The Bank shall have received a duly executed counterpart of this Amendment from each of the Borrower and H. Wayne Huizenga (the “Guarantor” and together with the Borrower, the “Amendment Parties”);
     (b) The Borrower shall have paid to the Bank an amendment fee in the amount of $2,500.00;

3

     (c) The Bank shall have received a fully executed subordination agreement, executed by the Guarantor, a shareholder of the Borrower, and Royal Palm Mortgage Group, LLC, a Florida limited liability company (“Royal Palm”), expressly subordinating in right of payment and performance any and all Indebtedness of the Borrower to the Guarantor or Royal Palm to the obligations of the Borrower to the Bank under the Credit Agreement and the HB Service Guaranty (as defined in the $10,000,000 Credit Agreement), on terms reasonably satisfactory to the Bank;
     (d) The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Bank in connection with the preparation, negotiation, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto); and
     (e) The Bank shall have received such other documents, certificates, opinions, instruments and other evidence as the Bank may reasonably request, all in a form and substance satisfactory to the Bank and its counsel.
ARTICLE VI
ACKNOWLEDGEMENTS; REPRESENTATIONS
     6.1 Amendment Parties. Each of the Amendment Parties hereby approves and consents to the transactions contemplated by this Amendment, confirms and agrees that, after giving effect to this Amendment, each of the Credit Agreement and the other Credit Documents to which it is a party remains in full force and effect and enforceable against it in accordance with its terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Bank that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if it has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by each of the Amendment Parties is made and delivered to induce the Bank to enter into this Amendment and continue to extend credit to the Borrower under the Credit Documents, and each of the Amendment Parties acknowledges that the Bank would not enter into this Amendment and continue to extend such credit in the absence of the acknowledgement and confirmation contained herein.
     6.2 Guarantor. The Guarantor further represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the its obligations under the Credit Documents, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as the Guaranty remains in effect. The Guarantor agrees that the Bank shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of the Guarantor nor to advise the Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to the Bank at any time, whether or not the Bank knows or believes or has reason to know or believe that any such fact or change is unknown to the Guarantor, or might (or does) materially increase the risk of the Guarantor as guarantor, or might (or would) affect the willingness of the Guarantor to continue as a guarantor of the obligations of the Borrower under the Credit Documents. These representations and agreements by the Guarantor are made and delivered to induce the Bank to enter into this Amendment and continue to extend credit to the Borrower under the Credit Documents, and the Guarantor acknowledges that the Bank would not enter into this Amendment and continue to extend such credit in the absence of the representations and agreements contained herein.
ARTICLE VII
GENERAL
     7.1 Full Force and Effect. This Amendment is limited as specified and, except as specifically set forth herein, shall not constitute a modification, acceptance or waiver of any other provision of any of the Credit Documents. The Credit Agreement, as amended by this Amendment, shall continue to be in full force and effect in accordance with the provisions thereof on the date hereof. From and after the date hereof, any reference to the Credit Agreement in any of the Security Documents or other Credit Documents shall mean the Credit Agreement as amended by the Amendment and as may be further amended, modified, restated, or supplemented from time to time. This Amendment shall be a Credit Document under the Credit Agreement.
     7.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.
     7.3 Counterparts: Execution. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment and such copies may be used in lieu of the original Amendment for all purposes. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
     7.4 Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation, execution and delivery of this Amendment, including, without limitation, all reasonable attorneys’ fees.
     7.5 Further Assurances. Each of the Amendment Parties shall execute and deliver to the Bank such documents, certificates, and opinions as the Bank may reasonably request to effect the amendments contemplated by this Amendment.
     7.6 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.
[The remainder of this page is left blank intentionally.]

5

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Waiver to Credit Agreement to be executed and delivered by their duly authorized officers all as of the date first above written.

SWISHER INTERNATIONAL, INC.
By:	/s/ Hugh H. Cooper
Name: Hugh H. Cooper
Title: Chief Financial Officer

[Signature Pages Continued on the Following Page]
Signature Page to First Amendment and Waiver to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Cavan J. Harris
Cavan J. Harris
Senior Vice President
[Signature Pages Continued on the Following Page]
Signature Page to First Amendment and Waiver to Credit Agreement

/s/ H. WAYNE HUIZENGA
H. WAYNE HUIZENGA
(For purposes of Articles VI and VII only)
Signature Page to First Amendment and Waiver to Credit Agreement

Schedule A
Specified Events of Default
1.	The failure to maintain the required minimum Consolidated EBITDA pursuant to Section 6.1 of the Credit Agreement for (i) the period ending December 31, 2008, (ii) the period ending March 31, 2009 and (iii) the period ending June 30, 2009.
2.	The failure to deliver (i) the unaudited financial statements of the Borrower and its Subsidiaries within 45 days after the close of (x) the Fiscal Quarter ending September 30, 2008 and (y) the Fiscal Quarter ending March 31, 2009, pursuant to Section 5.1(a) of the Credit Agreement, and (ii) the Compliance Certificate to be delivered therewith pursuant to Section 5.1(c) of the Credit Agreement.
3.	The failure to deliver (i) the audited financial statements of the Borrower and its Subsidiaries within 120 days after the close of the Fiscal Year ending December 31, 2008, pursuant to Section 5.1(b) of the Credit Agreement, (ii) the certificate from the independent certified public accountant to be delivered therewith pursuant to Section 5.1(c) of the Credit Agreement and (iii) the Compliance Certificate to be delivered therewith pursuant to Section 5.1(c) of the Credit Agreement.
4.	The incurrence of indebtedness by Service South, LLC in the aggregate principal amount of $2,700,000 pursuant to the Secured Promissory Notes, dated May 1, 2009, in favor of MI-Jenn Ventures, Inc. and Harold and Joan Cumbie and the related letter of credit issued on behalf of Service South, LLC by Wachovia Bank, National Association, in favor of the Harold Cumbie to secure such indebtedness, in violation of Section 7.2 of the Credit Agreement.